                                                                   EXHIBIT  12
                                                                           ----

              ARCO CHEMICAL COMPANY AND CONSOLIDATED SUBSIDIARIES
             Computation of the Ratio of Earnings to Fixed Charges
                             (Millions of Dollars)



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


                                                                                                                  Nine Months
                                                                                                                     Ended
                                                                     Years Ended December 31,                    September 30,
                                                     --------------------------------------------------------    -------------
                                                     1992         1993         1994         1995         1996         1997
                                                     ----         ----         ----         ----         ----    -------------
Pretax income from continuing operations .........   $322         $311         $416         $756         $487         $ 69

Add:
       Interest expense ..........................     91          105           85           89           86           61
       Rental expense factor .....................     26           20           22           25           27           20
                                                     ----         ----         ----         ----         ----         ----
Earnings available for fixed
    charges ......................................   $439         $436         $523         $870         $600         $150
                                                     ====         ====         ====         ====         ====         ====
Interest expense .................................   $ 91         $105         $ 85         $ 89         $ 86         $ 61
Add capitalized interest .........................     37            -            3            1            3            6
Rental expense factor ............................     26           20           22           25           27           20
                                                     ----         ----         ----         ----         ----         ----
Fixed charges ....................................   $154         $125         $110         $115         $116         $ 87
                                                     ====         ====         ====         ====         ====         ====

Ratio of earnings to fixed charges ...............    2.9          3.5          4.8          7.6          5.2          1.7
                                                     ====         ====         ====         ====         ====         ====

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